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                                                                   Exhibit 8.1

       [LETTERHEAD OF ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN, LLP]


                                August 6, 1998


Kranzco Realty Trust
128 Fayette Street
Conshohocken, Pennsylvania 19428

Ladies and Gentlemen:

                  We have acted as United States counsel to Kranzco Realty Trust, a Maryland real estate investment trust, its subsidiaries and affiliates (the "Company") in connection with the exchange offer whereby the Company would acquire approximately 80% of the outstanding stock of New America Network, Inc. in exchange for $8 million of the Company's convertible subordinated notes, as more fully described in the Company's Registration Statement on Form S-4 (Registration Number 333-52743), as amended (the "Registration Statement").

                  You have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for the taxable years ended December 31, 1992 through December 31, 1997, and (ii) the tax treatment of Notes received by an NAI Stockholder in exchange for its NAI Shares (as those terms are defined in the Registration Statement).

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company and upon the representations, warranties and covenants of the Company.


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                  Our understanding of the facts is based on the information set forth in such documents and various assumptions and factual representations made by the Company, including the representation letter dated August 4, 1998.

                  For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We have also assumed that (i) during the relevant periods, all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised of all such filings, and (ii) the information concerning the Company and its affiliates set forth in the Company's Federal income tax returns is true and correct. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various income and asset tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

                  Based upon and subject to the foregoing, we are of the opinion that (i) the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for the taxable years ended December 31, 1992 through December 31, 1997 and its proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT, and (ii) assuming anelection out of the installment method is not made, Notes received by an NAI Stockholder in exchange for its NAI Shares will qualify for installment sale treatment under Code Section 453.

                  Our opinions are based upon our examination and review of the documents noted above, the facts, circumstances and assumptions referred to above and existing law as contained in the Code, applicable Treasury Regulations promulgated thereunder, administrative rulings of the Internal Revenue Service, and judicial decisions as of the date hereof, all of which are subject to change either prospectively or retroactively. Any change in applicable law or any of the facts and circumstances upon which we have relied may affect the continuing validity of the opinions set forth herein. We express no opinion concerning any tax consequences other than as expressly set forth herein.

                  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact after the date hereof that might change the opinion expressed herein.


                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.


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                                            Very truly yours,


                           /s/ Robinson Silverman Pearce Aronsohn & Berman LLP